CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated March 2, 2015, relating to the financial statements and financial highlights of Relative Value – Long/Short Debt Portfolio, Long/Short Equity Portfolio, and Managed Futures Portfolio, each a series of Underlying Funds Trust, for the year ended December 31, 2014, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” and “Experts” in the Proxy Statement/ Prospectus.

/s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
May 29, 2015